Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Paul F. Boling, Chief Financial Officer
    (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES RECORD OIL PRODUCTION, TOTAL PRODUCTION, REVENUE, AND ADJUSTED EBITDA FOR THE SECOND QUARTER 2014 AND RAISES 2014 OIL PRODUCTION GROWTH TARGET TO 57%

HOUSTON, August 5, 2014 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the second quarter of 2014 and provided an operational update, which included the following highlights:

•	Record Oil Production of 18,440 Bbls/d, 57% above the second quarter of 2013

•	Record Total Production of 33,319 Boe/d, 18% above the second quarter of 2013

•	Record Oil Revenue of $166.0 million, representing 86% of total revenue, and 57% above the second quarter of 2013

•	Record Total Revenue of $193.5 million, 44% above the second quarter of 2013

•	Income From Continuing Operations of $3.2 million, or $0.07 per diluted share, and Adjusted Net Income (as defined below) of $32.4 million, or $0.70 per diluted share

•	Record Adjusted EBITDA (as defined below) of $144.2 million, 40% above the second quarter of 2013

•	Confirms 330 ft. downspacing in the Eagle Ford Shale

•	Raising 2014 crude oil production growth target to 57%

Carrizo reported second quarter of 2014 income from continuing operations of $3.2 million, or $0.07 per basic and diluted share as compared to income from continuing operations of $35.8 million, or $0.89 and $0.88 per basic and diluted share, respectively, in the second quarter of 2013. The income from continuing operations for the second quarter of 2014 includes certain items typically excluded from published estimates by the investment community. Adjusted net income, which excludes the impact of these items as described in the statements of income included below, for the second quarter of 2014 was $32.4 million, or $0.72 and $0.70 per basic and diluted share, respectively, compared to $24.0 million, or $0.60 and $0.59 per basic and diluted share, respectively, in the second quarter of 2013.

For the second quarter of 2014, adjusted earnings before interest, income taxes, depreciation, and depletion and amortization, as described in the statements of income included below (“Adjusted EBITDA”), was $144.2 million, an increase of 40% from the prior year quarter.

Production volumes during the second quarter of 2014 were 3,032 MBoe, or 33,319 Boe/d, an increase of 18% versus the second quarter of 2013 and 27% versus the prior quarter. The year-over-year production growth was driven by strong results in each of the Company’s operating regions, which more than offset the sale of the Company’s remaining natural-gas-weighted Barnett Shale properties during the fourth quarter of 2013. Oil production during the second quarter of 2014 averaged 18,440 Bbls/d, while natural gas and NGL production averaged 89,308 Mcfe/d. Second quarter of 2014 production exceeded the high end of Company guidance due to strong performance from the Company’s Eagle Ford Shale, Niobrara, and Marcellus Shale assets.

Drilling and completion capital expenditures for the second quarter of 2014 were $198.1 million. Approximately 78% of the second quarter drilling and completion spending was in the Eagle Ford Shale. Drilling and completion capital expenditures are expected to be lower in the third and fourth quarters as the Company is only running one frac crew in the Eagle Ford Shale for the remainder of the year, compared with two frac crews for much of the second quarter. Land and seismic expenditures during the quarter were $73.4 million. Carrizo is increasing its full-year 2014 drilling and completion capital expenditure guidance range by $25.0 million to $690.0-$710.0 million. The additional capital is expected to fund increased drilling and completion activity, as well as increased spending on facilities, in the Eagle Ford Shale. Carrizo is revising its 2014 land and seismic capital expenditure guidance to $130.0 million from $90.0 million. The incremental capital is expected to fund continued bolt-on acreage acquisitions in the Eagle Ford Shale and Utica Shale. Additionally, the Company began to build an acreage position in the Delaware Basin during the second quarter.

Due primarily to the continued strong performance from the Company’s Eagle Ford Shale assets, Carrizo is increasing its 2014 oil production guidance to a range of 18,100-18,300 Bbls/d from 17,500-18,200 Bbls/d. Using the midpoints of these ranges, the Company’s 2014 oil production growth guidance increases to 57% from 54%. For natural gas and NGLs, Carrizo is maintaining its 2014 guidance of 67-75 MMcfe/d. For the third quarter of 2014, Carrizo expects oil production to be 19,100-19,500 Bbls/d and natural gas and NGL production to be 55-65 MMcfe/d. The decrease in expected natural gas and NGL production for the third quarter is due to a significant amount of forecast voluntary production curtailments in response to the depressed local market prices in Appalachia. A summary of Carrizo’s production and cost guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “This was another record quarter for Carrizo as we once again delivered crude oil production growth that exceeded our forecast. And impressively, we have now more than offset the gas-weighted Barnett Shale volumes we sold late last year, which accounted for more than 25% of our third quarter 2013 production, with oil-weighted production. Additionally, once we complete our remaining inventory of Marcellus Shale wells, the increase in our natural gas productive capacity alone should more than offset the impact of the Barnett divestiture.”

“We continue to expand our Eagle Ford Shale inventory through additional acreage acquisitions and tighter spacing. Since the last update, we have added approximately 4,000 net bolt-on acres to our Eagle Ford position, bringing us to about 9,500 net acres for the year. On the downspacing front, we are pleased with the results from our initial 330 ft. tests, and have adjusted our development plan to include this spacing going forward. As a result, we’ve added another four years to our drilling inventory in the Eagle Ford Shale, bringing it to more than 15 years based on current activity levels.”

“During the second quarter, we established a foothold in the condensate window of the Delaware Basin Wolfcamp trend. We have been studying the play for over two years and think that recent improvements in industry completion techniques have materially enhanced returns. We are looking for ways to expand our position and expect to drill or participate in at least one well in the next six months. We hope that this can become another growth driver for the Company.”

Operational Update

In the Eagle Ford Shale, Carrizo drilled 18 gross (13.5 net) operated wells during the second quarter, and completed 26 gross (20.8 net) wells. Crude oil production from the play rose to more than 16,100 Bbls/d for the quarter, an increase of 26% versus the prior quarter. At the end of the quarter, Carrizo had 21 gross (15.7 net) operated Eagle Ford Shale wells waiting on completion, equating to net crude oil production potential of approximately 5,900 Bbls/d. Carrizo is operating three rigs in the Eagle Ford Shale and currently expects to drill approximately 67 gross (54 net) operated wells in the play during 2014.

During the second quarter, Carrizo began testing its initial 330 ft. downspacing wells in the Eagle Ford Shale. The test is located on the Company’s Irvin Ranch lease and consists of four wells from a single pad, with two laterals to the north and two to the south. Carrizo holds a 75% working interest in these wells. The wells were brought online in late May and have recorded average 30-day and 60-day oil rates of 528 Bbls/d and 494 Bbls/d, respectively. This is consistent with the Company’s target initial production rate of approximately 500 Bbls/d under choke management. Importantly, the pressure drawdown seen in the 330 ft. spaced wells is consistent with what was seen in the other Irvin Ranch wells. As a result of these well results, Carrizo has adjusted its development plan to include 330 ft. spacing vs. 500 ft. previously on its properties that are near or on trend with Irvin Ranch. This increases the Company’s drilling inventory to approximately 815 net potential Eagle Ford Shale locations. At current activity levels, this gives Carrizo an Eagle Ford Shale inventory of more than 15 years. The Company plans to test 330 ft. spacing on its remaining properties to determine if downspacing is needed to efficiently drain the reservoir in these areas. Downspacing to 330 ft. in these areas would add another approximately 105 net locations to the Company's inventory. To date, Carrizo has not seen any interference between the 330 ft. spaced wells. However, in order to be conservative, it is assuming some interference occurs later in the productive life of 330 ft. spaced wells, which is consistent with preliminary recommendations from its independent reserve engineer. In the 330 ft. downspaced areas, this would result in a per-well type curve EUR approximately 10% below the EUR of wells drilled at 500 ft. spacing. Given this, we are adjusting our weighted-average type curve EUR to 498 MBoe. As the

EUR impact would be at the tail end of the productive life, the type curve IRRs in the 330 ft. downspaced areas are not materially impacted.

Carrizo has continued to add bolt-on acres to its position in the Eagle Ford Shale, with the added acreage located within the volatile oil window primarily in LaSalle County. The Company’s position in the trend now stands at approximately 71,700 net acres. Carrizo continues to actively lease acreage in the core volatile oil window of the Eagle Ford Shale.

In the Utica Shale, Carrizo’s condensate production during the quarter averaged approximately 116 Bbls/d. The Company’s first well, the Rector 1H in Guernsey County, Ohio, produced for only about a month during the quarter before being shut-in for pressure build-up tests. During this time, the well produced at a gross rate of approximately 440 Bbls/d of condensate on a restricted choke. Carrizo has a 95% working interest in the Rector 1H well.

Carrizo received the spudder rig for its Utica Shale program late in the second quarter, and is currently drilling the top hole on the third well of its 2014 drilling program. The Company expects to receive the larger rig later this month, which will initially move to the Brown 1H, located in northern Guernsey County, to drill the horizontal section. Carrizo is the operator of the Brown 1H well, and holds a 50% working interest in it. Carrizo currently plans to keep the spudder and larger rig active for the remainder of the year, which should allow it to drill 7 gross (5 net) operated Utica Shale wells during 2014.

The Company continues to evaluate midstream solutions for its Utica production. Negotiations have been delayed due to the inclusion of condensate gathering and stabilization discussions, but the Company hopes to have a deal signed in the near future. This should allow the Company to have some midstream infrastructure in place by the end of the first quarter of 2015.

Carrizo continues to expand its position in the condensate window of the Utica Shale play through bolt-on acquisitions. The Company’s acreage position in the play now stands at approximately 26,300 net acres. The additional bolt-on acreage is located primarily in Guernsey County.

In the Niobrara Formation, Carrizo drilled 8 gross (3.3 net) operated wells during the second quarter, and completed 12 gross (4.5 net) wells. Crude oil production from the Niobrara was approximately 2,200 Bbls/d for the quarter, an increase of 15% versus the prior quarter. Carrizo is operating one rig in the Niobrara and currently expects to drill 32 gross (11 net) operated wells during 2014.

During the second quarter, Carrizo began production from its first operated multiple-geologic-bench downspacing pilot in the Niobrara formation. As previously disclosed, the pilot consisted of eight wells in the Company’s Bringelson Ranch area in Weld County, Colorado, which tested both B-A-B and B-B-B lateral orientations spaced 300 ft. apart, equating to 40-acre spacing. The Company remains pleased with the performance of the wells, as the average 30-day rate of 588 Boe/d (90% oil) continued to exceed the Area 1 type curve. The three A bench wells averaged 654 Boe/d (89% oil) while the five B bench wells averaged 548 Boe/d (91% oil). The Area 1 type curve assumes a 30-day rate of 503 Boe/d. Carrizo operates the Bringelson Ranch wells with an approximate 29% working interest.

In the Marcellus Shale, Carrizo completed 9 gross (2.4 net) operated wells during the second quarter. Natural gas production from the Marcellus was 59.4 MMcf/d in the second quarter, up from 44.5 MMcf/d in the prior quarter. Local market prices in Appalachia remain challenging, and the Company continues to utilize voluntary production curtailments when prices get extremely low, which has been factored into its production guidance. Additionally, the Company was able to defer the completion of 6 gross wells until next year. As a result, Carrizo does not currently plan to complete any additional Marcellus Shale wells during 2014.

During the second quarter, Carrizo began to build a leasehold position in the Delaware Basin. To date, the Company has acquired more than 17,000 net undeveloped acres in Culberson and Reeves counties, Texas, that are prospective for the Wolfcamp Shale.

Financial Position and Liquidity

As of June 30, 2014, Carrizo had total debt outstanding of $1,025.4 million and cash and cash equivalents of $8.6 million. Net Debt-to-Adjusted EBITDA (based on the trailing four quarters) was 2.1x for the second quarter. The borrowing base on the Company’s senior credit facility is currently $570 million, and as of July 31, 2014, Carrizo had $103 million drawn on the facility.

Hedging Activity

Carrizo currently has hedges in place for over 75% of estimated crude oil production for the remainder of 2014 (based on the midpoint of guidance). For the balance of the year, the Company has hedged approximately 15,000 Bbls/d of crude oil at a weighted average floor price of $92.22/Bbl (comprised of 11,500 Bbls/d of swaps at an average price of $93.55/Bbl and 3,500 Bbls/d of collars at an average floor price of $87.85/Bbl).

Carrizo also has hedges in place for over 90% of estimated natural gas and NGL production for the remainder of 2014 (based on the midpoint of guidance). For the balance of the year, the Company has swaps on approximately 58,690 MMBtu/d at a weighted average price of $4.20/MMBtu. (Please refer to the attached tables for a detailed summary of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2014 second quarter financial results on Tuesday, August 5, 2014 at 10:00 AM Central Daylight Time. To participate in the call, please dial (800) 616-7436 (U.S. & Canada) or +1 (303) 223-2681 (Intl./Local) ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, August 12, 2014 at 11:59 AM Central Daylight Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl./Local). The reservation number for the replay is 21727996 for U.S., Canadian and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.carrizo.com, clicking on “Investor Relations”, and then clicking on “2014 Second Quarter Conference Call Webcast.” To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Utica Shale in Ohio, the Niobrara Formation in Colorado, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, capital expenditure and other spending plans, production, effects of transactions, the ability to acquire additional acreage, midstream infrastructure availability and capacity, timing and levels of production, downspacing, crude oil production potential and growth, oil and gas prices, downspacing results, drilling and completion activities, drilling inventory, including timing thereof, production mix, development plans, growth, midstream matters, use of proceeds, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include results of wells and production testing, failure of actual production to meet expectations, performance of rig operators, availability of gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers of properties, satisfaction of closing conditions, integration of acquisitions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2013 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Crude oil	$165,962	$105,805	$296,324	$193,287
Natural gas liquids	5,983	2,766	11,871	5,507
Natural gas	21,530	25,653	42,492	47,331
Total revenues	193,475	134,224	350,687	246,125
Net cash from derivative settlements	(11,113)	2,617	(17,788)	9,120
Adjusted total revenues	182,362	136,841	332,899	255,245
Costs and Expenses
Lease operating	17,378	11,797	29,983	21,992
Production taxes	8,182	4,584	14,273	9,097
Ad valorem taxes	1,906	2,863	3,334	4,723
General and administrative	10,704	14,851	26,804	23,541
Total costs and expenses	38,170	34,095	74,394	59,353
Adjusted EBITDA, as defined	$144,192	$102,746	$258,505	$195,892
Adjusted EBITDA per common share-Basic	$3.19	$2.56	$5.73	$4.91
Adjusted EBITDA per common share-Diluted	$3.12	$2.53	$5.62	$4.84

Other items of expense included in Adjusted Net Income, as defined
Depreciation, depletion and amortization	($80,746)	($50,528)	($145,340)	($96,225)
Interest expense, net	(11,931)	(13,989)	(24,356)	(28,965)
Adjusted income before income taxes	51,515	38,229	88,809	70,702
Adjusted income tax expense	(19,112)	(14,183)	(32,949)	(25,860)
Adjusted Net Income, as defined	$32,403	$24,046	$55,860	$44,842
Adjusted net income per common share-Basic	$0.72	$0.60	$1.24	$1.12
Adjusted net income per common share-Diluted	$0.70	$0.59	$1.21	$1.11

Other items of income (expense) included in Income From Continuing Operations
Non-cash gain (loss) on derivatives, net	($28,837)	$23,109	($42,842)	$2,052
Stock-based compensation expense, net	(16,978)	(2,983)	(29,139)	(9,466)
Other income (expense), net	(413)	27	(987)	(933)
Income From Continuing Operations Before Income Taxes	5,287	58,382	15,841	62,355
Income tax expense	(2,073)	(22,545)	(6,006)	(23,994)
Income From Continuing Operations	3,214	35,837	9,835	38,361
Income (Loss) From Discontinued Operations, Net of Income Taxes	(895)	1,132	(1,540)	24,790
Net Income	$2,319	$36,969	$8,295	$63,151

Net Income (Loss) Per Common Share - Basic
Income from continuing operations	$0.07	$0.89	$0.22	$0.96
Income (loss) from discontinued operations, net of income taxes	(0.02)	0.03	(0.04)	0.62
Net income	$0.05	$0.92	$0.18	$1.58

Net Income (Loss) Per Common Share - Diluted
Income from continuing operations	$0.07	$0.88	$0.21	$0.95
Income (loss) from discontinued operations, net of income taxes	(0.02)	0.03	(0.03)	0.61
Net income	$0.05	$0.91	$0.18	$1.56

Weighted Average Common Shares Outstanding
Basic	45,213	40,078	45,109	39,928
Diluted	46,158	40,610	45,988	40,469

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$8,622	$157,439
Accounts receivable, net	134,492	111,195
Deferred income taxes	15,235	4,201
Other current assets	4,363	6,926
Total current assets	162,712	279,761
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	1,675,941	1,408,484
Unproved properties, not being amortized	458,393	377,437
Other property and equipment, net	7,767	8,294
Total property and equipment, net	2,142,101	1,794,215
Debt issuance costs	21,604	22,899
Other assets	4,011	13,885
Total Assets	$2,330,428	$2,110,760

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$75,364	$57,146
Revenues and royalties payable	83,531	79,136
Accrued capital expenditures	87,318	87,031
Accrued interest	17,462	17,430
Advances for joint operations	5,349	19,967
Liabilities of discontinued operations	8,550	10,936
Derivative liabilities	39,455	9,947
Other current liabilities	59,035	41,242
Total current liabilities	376,064	322,835
Long-term debt	1,021,606	900,247
Liabilities of discontinued operations	16,491	17,336
Deferred income taxes	27,365	16,856
Asset retirement obligations	9,365	6,576
Other liabilities	9,624	5,306
Total liabilities	1,460,515	1,269,156
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value, 90,000,000 shares authorized; 46,018,977 issued and outstanding as of June 30, 2014 and 45,468,675 issued and outstanding as of December 31, 2013	460	455
Additional paid-in capital	899,957	879,948
Accumulated deficit	(30,504)	(38,799)
Total shareholders’ equity	869,913	841,604
Total Liabilities and Shareholders’ Equity	$2,330,428	$2,110,760

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FROM OPERATING ACTIVITIES
(in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Cash Flows From Operating Activities
Net income	$2,319	$36,969	$8,295	$63,151
(Income) loss from discontinued operations, net of income taxes	895	(1,132)	1,540	(24,790)
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations
Depreciation, depletion and amortization	80,746	50,528	145,340	96,225
Non-cash (gain) loss on derivatives, net	28,837	(24,223)	42,842	(3,166)
Stock-based compensation	16,978	2,983	29,139	9,466
Deferred income taxes	(3,628)	22,545	305	23,994
Non-cash interest expense, net	671	1,077	1,346	2,386
Other, net	493	1,587	1,594	251
Changes in operating assets and liabilities-
Accounts receivable	(10,668)	(7,154)	(23,139)	(4,938)
Accounts payable	(15,886)	44,434	4,526	73,771
Accrued liabilities	(15,663)	(2,637)	(14,040)	(19,035)
Other, net	(812)	(2,437)	(2,102)	(3,593)
Net cash provided by operating activities from continuing operations	$84,282	$122,540	$195,646	$213,722
Changes in working capital attributable to operating activities and other non-recurring items, net	57,707	(32,206)	41,116	(46,205)
Discretionary cash flows from continuing operations	$141,989	$90,334	$236,762	$167,517

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Total production volumes -
Crude oil (MBbls)	1,678	1,069	3,030	1,907
NGLs (MBbls)	208	105	374	206
Natural gas (MMcf)	6,879	8,348	12,097	17,077
Total Natural gas and NGLs (MMcfe)	8,127	8,978	14,341	18,313
Total barrels of oil equivalent (MBoe)	3,032	2,565	5,420	4,959

Daily production volumes by product -
Crude oil (Bbls/d)	18,440	11,747	16,740	10,536
NGLs (Bbls/d)	2,286	1,154	2,066	1,138
Natural gas (Mcf/d)	75,593	91,736	66,834	94,348
Total Natural gas and NGLs (Mcfe/d)	89,308	98,659	79,232	101,177
Total barrels of oil equivalent (Boe/d)	33,319	28,187	29,945	27,398

Daily production volumes by region (Boe/d) -
Eagle Ford	19,978	12,239	18,024	11,280
Niobrara	2,542	1,839	2,348	1,397
Barnett	—	8,136	—	8,399
Marcellus	9,895	5,647	8,665	5,989
Utica and other	904	326	908	333
Total barrels of oil equivalent (Boe/d)	33,319	28,187	29,945	27,398

Average realized prices -
Crude oil ($ per Bbl)	$98.90	$98.98	$97.80	$101.36
Crude oil ($ per Bbl) - including impact of derivative settlements	$93.78	$99.16	$93.96	$101.82
NGLs ($ per Bbl)	$28.76	$26.34	$31.74	$26.73
Natural gas ($ per Mcf)	$3.13	$3.07	$3.51	$2.77
Natural gas ($ per Mcf) - including impact of derivative settlements	$2.76	$3.36	$3.00	$3.25
Natural gas and NGLs ($ per Mcfe)	$3.39	$3.17	$3.79	$2.89

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS
AS OF JULY 31, 2014
(Unaudited)

CRUDE OIL DERIVATIVE CONTRACTS

			Weighted	Weighted	Weighted
			Average	Average	Average
		Volume	Floor Price	Ceiling Price	Sold Put Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)	($/Bbl)
Q3 2014	Total Volume	15,000
	Fixed Price Swaps	11,500	$93.55
	Costless Collars	3,000	$88.33	$104.26
	Three-way Collars	500	$85.00	$107.75	$65.00
Q4 2014	Total Volume	15,000
	Fixed Price Swaps	11,500	$93.55
	Costless Collars	3,000	$88.33	$104.26
	Three-way Collars	500	$85.00	$107.75	$65.00
FY 2015	Total Volume	12,070
	Fixed Price Swaps	10,370	$92.97
	Costless Collars	700	$90.00	$100.65
	Three-way Collars	1,000	$85.00	$105.00	$65.00
FY 2016	Total Volume	3,667
	Fixed Price Swaps	3,000	$91.09
	Three-way Collars	667	$85.00	$104.00	$65.00

NATURAL GAS DERIVATIVE CONTRACTS

			Weighted	Weighted
			Average	Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)	($/MMBtu)
Q3 2014	Total Volume	73,000
	Fixed Price Swaps	63,000	$4.24
	Calls	10,000		$5.50
Q4 2014	Total Volume	64,380
	Fixed Price Swaps	54,380	$4.16
	Calls	10,000		$5.50
FY 2015	Total Volume	30,000
	Fixed Price Swaps	30,000	$4.29

CARRIZO OIL & GAS, INC.
THIRD QUARTER AND FULL YEAR 2014 GUIDANCE SUMMARY

	Third Quarter 2014	Full Year 2014
Daily Production Volumes -
Crude oil (Bbls/d)	19,100 - 19,500	18,100 - 18,300
Natural gas and NGLs (Mcfe/d)	55,000 - 65,000	67,000 - 75,000
Total (Boe/d)	28,267 - 30,333	29,267 - 30,800

Costs and Expenses -
Lease operating ($/Boe)	$5.75 - $6.50	$5.50 - $6.25
Production taxes (% of total revenues)	4.00% - 4.50%	4.00% - 4.25%
Ad valorem taxes (in millions)	$2.3 - $2.8	$8.0 - $9.0
General and administrative (in millions)	$12.5 - $13.0	$51.5 - $53.5
DD&A ($/Boe)	$26.00 - $27.00	$26.00 - $27.00

Drilling and completion capital expenditures (in millions)	N/A	$690.0 - $710.0